                                  SCHEDULE 14A
                                 (Rule 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14 (a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [ X]
Check the appropriate box:
Preliminary Proxy Statement []
Confidential, for Use
of the Commission Only (as permitted by Rule 14a-6(e) (2) [  ]
Definitive Proxy Statement [ ]
Definitive Additional Materials [  ]
Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12[X]

                    CITIZENS FIRST FINANCIAL CORP.
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                (Name of Registrant as Specified In Its Charter)

                     COMMITTEE TO PRESERVE SHAREHOLDER VALUE
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(Name of Person (s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X] No fee required
[  ] Fee computed on table below per Exchange Act Rules 14 (a)-6(i) (4) and
     0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
         4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         5) Total Fee Paid:
         -----------------------------------------------------------------------
[  ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
[  ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

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         2) Form, Schedule or Registration Statement No.:

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         3) Filing Party:

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         4) Date Filed:

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

                    CITIZENS FIRST FINANCIAL CORP. COMMITTEE
                          TO PRESERVE SHAREHOLDER VALUE

                                 April 3, 2000


         The Committee believes that Shareholders are presented with a clear choice in connection with the election. Included with this letter is a copy of a letter written by James Dierberg, a representative of the Company's largest shareholder, except for the Company's ESOP. The opinions expressed in Mr. Dierberg's letter are his own and he is not affiliated with any member of the Committee.

         Do you want a continuation of policies that have resulted in poor earnings and disappointing stock prices? If so, vote for Management's Nominees.

         Do you want new ideas from people with successful track records, who only have one objective -- the maximization of our share value? If so, vote for the Committee's Nominees.

         Each Shareholder should read the letter dated March 20, 2000, which was sent by President Landefeld and urges the re-election of Management's Nominees. Nothing is mentioned in that letter to indicate that any of the actions taken by Management will positively result in increased profits or a higher share price. Management has not demonstrated that the actions it has undertaken are anything more than experiments. Are we, the Shareholders, being asked to serve as guinea pigs? Does Management have any practical experience with commercial real estate joint ventures or insurance agency operations? Do we have any basis for believing either of these enterprises will be profitable or beneficial to the Shareholders? It must not be forgotten that unsuccessful real estate joint ventures caused the failure of numerous financial institutions less than a decade ago.

         One thing Mr. Landefeld did not mention in his letter of March 20, 2000 was that the Company owns a 20% ownership interest in Websoft, Inc. ("Websoft") , a company that builds and markets internet portals. The Company also made a loan to Websoft. As of December 31, 1999 Websoft had assets of $159,137, total liabilities of $902,216 and total equity of ($743,079). The Company therefore recorded a loss of $441,087 as of December 31, 1999. This is proof that experiments can be risky and as Shareholders we can only hope that any additional new experiments will not have the same result as Websoft. A sale of the Company would eliminate this risk.

         On the other hand, the Committee has plans and objectives that its nominees will bring to the Board of Directors. These plans have worked well at other institutions. (See, Chart below and prior proxy materials.) The Committee's nominees will not unilaterally propose prices or actions; rather, they will propose the retention of a nationally-recognized Investment Banking Firm to make recommendations and to provide guidance to the Board of Directors. As some of the largest Shareholders and Committee members we will advocate an orderly process to maximize value for all Shareholders and are opposed to any forced sale of the Company.

Date     Price
--------------
Feb-99   15 3/8
Mar-99   15 1/2
Apr-99   14 1/16   4/26/99 Last Annual Meeting
May-99   14 3/8
Jun-99   14 1/2
Jul-99   15
Aug-99   14 1/2
Sep-99   12 1/2
Oct-99   12 1/4
Nov-99   12 1/2
Dec-99   12
Jan-00   12
Feb-00   15 3/4    4/26/99 - Last Annual Meeting
Mar-00   15.6

Date     Price
--------------
Feb-99   10 11/16  2/16/99 Seidman makes initial purchase of SJFC at $10.87
Mar-99   11 7/16
Apr-99   11 5/8    4/29/99 Seidman files 13D, disclosing ownership of 203,000 shares (5.35%)
May-99   12 11/16  5/18/99 Seidman files for 236,100 shares (6.223%)
Jun-99   14
Jul-99   13 7/8    7/10/99 - Seidman files Proxy Statement for Annual Meeting disclosing 350,000 shares and seeking election of two nominees to SFJC Board of Director.
Aug-99   14 1/2    8/13/99 = Seidman wins proxy contest.
Sept-99  14 7/16
Oct-99   13 1/2
Nov-99   13 7/8
Dec-99   15 5/8
Jan-00   15 3/16
Feb-00   15 3/4
Mar-00   16 11/16 RCBK announces to buy SJFC for $20 share.



                    WE WANT THE HIGHEST PRICE FOR OUR STOCK!


                    PROOF THAT THE COMMITTEE'S STRATEGY WORKS

         One of the Committee's nominees, Lawrence B. Seidman ("Seidman") successfully applied the strategies endorsed by the Committee at South Jersey Financial Corp. (Nasdaq: "SJFC"). The chart set forth below illustrates what was accomplished at SJFC and compares those results with stock prices being realized by our Shareholders, during approximately the same period.

 South Jersey Financial Corp.                  Citizens First Financial Corp.


         Of course, no assurance can be given that the Committee's nominees, who include Seidman, will be able to duplicate the results achieved at SJFC. However, election of the Committee's nominees will provide an opportunity for successful results and an opportunity for change.

         Management says: "Now is not the time to sell." The Committee asks: How can you reject a sale without knowing the price a buyer is willing to pay? Isn't everything for sale "at the right price?" Why should our shares in the Company be any different? The Committee believes these are self-answering questions and states that those in control of our Company are acting irresponsibly when they refuse to even consider a course of action that could be financially beneficial for all Shareholders.

                                    DIVIDENDS

         It is insulting to Shareholders for President Landefeld to remind us about the Company's dividends paid in his letter, since it equates to a return of only 1.28% on the March 24, 2000 stock price of $15.625. During the almost four (4) years the Company has been public the dividends that have been paid to all Shareholders have totaled approximately $300,000, while the "other compensation" paid to Mr. Landefeld during the last three (3) years totaled approximately $202,826 (this is in excess of his regular salary of $650,900 and bonus of $27,675)! Who is benefiting from the continued operations of the Company -- the Shareholders or Mr.
Landefeld? During this same period each Shareholder's stock went up a paltry $2 per share.

                  THE COMPANY'S 1999 POOR FINANCIAL PERFORMANCE

         The Company's net income declined $822,000 or 40.8%, from $2,014,000 for the twelve (12) months ending December 31, 1998 to $1,192,000 for the twelve
(12) months ending December 31, 1999. The diluted earnings per share declined during the same period from $.84 to $.58 or 30.95%. Non-interest expenses went up for the same period from $7,426,000 to $8,826,000 or 18.9%. The Company's efficiency ratio (general and administrative expenses/net interest income, plus loan fees, gains on sale of loans and other income) for the period ending September 30, 1999 was 76.43% while the average efficiency ratio for the 14 publicly traded Illinois thrifts was 57.59% (national average 50.47%).1

         The Management that is recommending that you support its nominees is the same Management that is responsible for the significantly lower income and diluted earnings per share. This poor performance was accomplished in part because of the inefficient and costly operations of the Company.

         A vote for the Committee's Nominees will also perhaps bring new ideas to the Board of Directors with regard to taking more cost-effective actions. Witness the fact that Management estimates it will spend an extra $125,000 in connection with this proxy contest, while the Committee is only expending approximately $35,000.
-----------------

1 SNL Quarterly Thrift Digest for December 1999.

         The Company included a Performance Graph in the original proxy material dated March 8, 2000 (See, page 18). This Graph shows that $100 invested in the Company's stock, at the time of its initial public offering, was worth $115.14 on December 31, 1999. During the same period, $100 invested for the S&P 500 Index was worth $238.14 and $100 invested in the SNL AMEX Thrift Index was worth $152.89.

         Mr. Landefeld in his March 20, 2000 letter, eludes to the fact that the Company's stock price is down but so is the stock price of many other financial institutions. Mr. Landefeld is missing the point. Management of any company cannot be responsible for how the market values the worth of a company. However, they must take sole responsibility for the earnings performance of their company. As shown above, the financial performance of the Company has not been satisfactory and the blame for this poor performance rests solely with the present Board and Management.

         It should be noted that the stock was initially offered in May 1996 at $10.00 per share. By December 1999, it was only trading at $12.00 per share. The stock price has increased to approximately $15.50, since the Committee disclosed its request for representation on the Board.

                        YOUR VOTE IS EXTREMELY IMPORTANT

         1. If you have already voted for the Committee's Nominees, we thank you. If you have not voted or have not voted for the Committee's Nominees, we recommend that you read our material carefully.

         2. Please SIGN. MARK, DATE and MAIL your WHITE proxy card in the enclosed postage-paid envelope. If you wish to vote for our Nominees, you must submit the enclosed WHITE proxy card and must NOT submit management's proxy card.

         3. IF you have already voted for the current Board, you have every legal right to change your mind and vote FOR our Nominees on the WHITE proxy card. Only your latest dated proxy card will count.

         4. If your shares are held for you by a bank, brokerage firm or other nominee, only your bank, broker or nominee can vote your shares and only after receiving your instructions. Please sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided or call your bank, broker or nominee and instruct your representative to vote FOR our Nominees on the WHITE proxy card.

         5. Time is short. PLEASE VOTE TODAY!



         If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc. at the toll free number listed below.

                              BEACON HILL PARTNERS, INC.
                             (212) 843-8500 (Call Collect)
                             or Call toll-free (800) 755-5001



                             Sincerely,

                             /s/ Lawrence B. Seidman    /s/ James D. Dickinson
                             --------------------       ---------------------
                             Lawrence B. Seidman        James D. Dickinson

                              Investors of America
                          1504 Highway, #395 N #8-00508
                           Gardnerville, Nevada 89410


March 27, 2000

C. William Landefeld
President And Chief Executive Officer
Citizens First Financial
2101 North Veterans Parkway
Bloomington, IL 61704

Dear Mr. Landefeld:

This Partnership is the largest shareholder, except for your ESOP, of shares in Citizens First Financial Corp., having invested more than $1,700,000.00 in the company. We are long term investors and have bought and held significant investments in the banking and thrift industries over the past ten years. It is generally our policy to support the management of the companies in which we invest, relying on management and especially the Board of Directors to build value for the benefit of the shareholders.

The performance of the Board of Citizens has been so unsatisfactory that we have decided to change that policy in this case, and we are voting in favor of the nominees proposed by The Committee to Preserve Shareholder Value. Citizen's recent performance as demonstrated by declining earnings and the loss in shareholder value shown on page 18 of your Proxy Statement should awaken the Board from its slumber and lead to immediate and decisive action to improve the situation. Instead, the Board has apparently chosen to circle the wagons, resist any change and pretend that all is well.

All is not well for your shareholders, especially those of us who have used our own money to buy our shares and watched the investment founder while opportunities pass by. While your compensation and stock ownership continues to swell through grants and options (as shown on pages 14 and 15 of your Proxy Statement), the interests of ordinary shareholders have declined, rebounding only upon the news of the Committee's proposals for action. What, exactly, did you do in 1999 to deserve total compensation of almost $400,000? Is there anyone on the Board of Directors willing to ask that question?

We have been shareholders in other companies energized by Mr. Seidman and other members of the Committee, and the shareholders of those companies have realized impressive gains from Mr. Seidman's efforts. Citizens urgently needs the perspective of directors who have invested substantially, who bring independent perspective and financial expertise to the Board, and whose interests are aligned with ordinary shareholders. We believe that Messrs. Seidman and Dickinson will bring exciting potential to the Board, whether the company is ultimately sold or becomes more aggressive in managing its opportunities. We urge the Board of Directors to recognize its fiduciary responsibilities, reconsider opposition to change and welcome new initiatives for Citizens and all of its shareholders.

                                     Sincerely,

                                     Investors of America
                                     Limited Partnership
                                     First Securities America, General Partner

                                     By:  /s/James Dierberg

                                            James Dierberg, President